TOR

MINERALS

INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2005

The annual meeting of stockholders of Tor Minerals International, Inc., a Delaware corporation, will be held at the Omni Marina Hotel, 707 N. Shoreline, Corpus Christi, Texas in the Marina View Room (ground floor), on Friday, May 20, 2005, at 9:00 a.m., local time, for the following purposes:

1. To elect a board of nine (9) directors.

2. To ratify the appointment of UHY Mann Frankfort Stein & Lipp CPAs, LLP as independent auditors for 2005 by the board of directors.

3. To transact such other business as may properly come before the meeting.

The board of directors has established the close of business on March 20, 2005, as the record date for determining stockholders entitled to notice of and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Elizabeth K. Morgan, Secretary

April 15, 2005

YOUR VOTE IS IMPORTANT

Even if you plan to attend the meeting,

we urge you to mark, sign and date the

enclosed proxy and return it promptly

in the enclosed envelope.

TOR MINERALS INTERNATIONAL, INC.

722 Burleson Street

Post Office Box 2544

Corpus Christi, Texas 78403

PROXY STATEMENT

This proxy statement and accompanying proxy is furnished by TOR Minerals International, Inc. in connection with the solicitation of proxies by the board of directors to be used at the annual meeting of stockholders to be held at 9:00 a.m. (local time) on May 20, 2005, at the Omni Marina Hotel, 707 N. Shoreline, Corpus Christi, Texas, and at any adjournment thereof. This proxy statement and the enclosed proxy were mailed on or about April 15, 2005.

Our company will bear the cost of soliciting the proxies. In addition to being solicited by mail, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of our company. Our company expects to reimburse brokers or other persons for their reasonable out-of-pocket expenses in forwarding proxy material to the beneficial owner.

Any proxy may be revoked at any time prior to its exercise by written notice to the Secretary of our company, by submission of another proxy having a later date or by voting in person at the meeting. No notice of revocation or later dated proxy, however, will be effective until received by our company at or prior to the annual meeting. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the annual meeting or any adjournment thereof as specified therein by the person giving the proxy, but if no specification is made, the shares represented by the proxy will be voted in favor of the proposals shown thereon.

Only stockholders of record at the close of business on March 21, 2005 will be entitled to notice of and to vote at the annual meeting. There were outstanding at the close of business on March 21, 2005, 7,797,553 shares of our company's common stock, each of which is entitled to one vote per share in person or by proxy. The common stock is the only class of capital stock outstanding and entitled to vote at the annual meeting. The holders of a majority of the total shares of common stock issued and outstanding and entitled to vote at the meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. A quorum being present at the annual meeting, the affirmative note of the holders of a plurality of the shares of common stock voting at the meeting is required for the election of directors pursuant to Proposal 1, and the affirmative vote of at least a majority of the shares present, in person or by proxy, at the annual meeting is required with regard to Proposal 2. Neither our company's Certificate of Incorporation nor our by-laws provide for cumulative voting rights. Abstentions and broker non-votes are each counted to determine the number of shares present at the meeting, and thus, are counted in establishing a quorum. Broker non-votes will not be counted in determining the number of shares voted for or against the proposed matters, and therefore will not affect the outcome of the vote. Abstentions on a particular item (other than the election of directors) will be counted as present and entitled to vote for purposes of any item on which the abstention is noted, thus having the effect of a "no" vote as to that proposal. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to those persons known to the Company who, as of March 21, 2005, own or may be deemed to own beneficially more than five percent of the Common Stock of the Company.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class
Paulson Ranch, Ltd	1,209,374(2)(5)	15.5%
3 Ocean Park Drive Corpus Christi, TX 78404
Megamin Ventures Sdn. Bhd.	641,878 (3)	8.2%
A-3-6 No. 1 Persiaran Greentown 2 Business Centre 30450 Ipoh, Perak, Malaysia
The D and CH Trust	617,500 (4)(5)	7.9%
c/o Hartman & Associates, Inc. 10711 Burnet Road, Suite 330 Austin, TX 78758
The Douglas MacDonald Hartman Family Irrevocable Trust	617,000 (4)(5)	7.9%
c/o Hartman & Associates, Inc. 10711 Burnet Road, Suite 330 Austin, TX 78758

(See following footnotes)

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
(2)

Information is based on a Schedule 13D filed with the Securities and Exchange Commission dated August 9, 2002 and other information provided by Paulson Ranch, Ltd. Paulson Ranch Management, L.L.C., a Texas limited liability company, is the general partner of Paulson Ranch Ltd. The members of Paulson Ranch Management, L.L.C. are Bernard A. Paulson and his wife. The principal business is investment in securities. Paulson Ranch, Ltd. disclaims beneficial ownership of the 51,600 shares held by Mr. Paulson and his wife and disclaims beneficial ownership of the 18,700 shares held by his wife. Mr. Paulson has sole voting power of the aggregate 1,209,374 shares. This number includes (A) 1,109,074 shares held for the account of Paulson Ranch, Ltd. (B) 70,300 shares held for Mr. Paulson's account and (C) options to acquire 30,000 shares that are subject to stock options exercisable at or within sixty days of March 21, 2005, held for Mr. Paulson's account

(3)

Information is based on a Schedule 13D filed with the SEC dated February 14, 2005 and other information provided. Megamin Ventures Sdn Bhd. is an investment holding corporation organized under the laws of Malaysia that provides management services. Dato Keng Kay Lim is the controlling shareholder of Megamin Ventures Sdn Bhd. His son, Mr. Lim Si Boon, is a director of the Company and a director of Megamin Ventures Sdn. Bhd., and his son-in-law, Dr. Tan Chin Yong, is a director of the Company. Mr. Lim Si Boon and Dr. Tan Chin Yong disclaim beneficial ownership of these shares.

(4)

David A. Hartman is Trustee of The D and CH Trust and Douglas M. Hartman is Trustee for The Douglas MacDonald Hartman Family Irrevocable Trust. This number includes (a) 600,000 shares held for the account of The D and CH Trust, (b) 600,000 shares held for The Douglas MacDonald Hartman Family Irrevocable Trust account, (c), options to acquire 17,500 shares that are subject to stock options exercisable at or within sixty days of March 20, 2005, held for David A. Hartman's account and (d) options to acquire 17,500 shares that are subject to stock options exercisable at or within sixty days of March 20, 2005, held for Douglas M. Hartman's account. David A. Hartman has sole voting power for The D and CH Trust and Douglas M. Hartman has sole voting power for The Douglas MacDonald Hartman Family Irrevocable Trust.

(5)

The rules of the Securities and Exchange Commission require for purposes of calculating the reporting person's percentage ownership that only the convertible or exercisable securities held by the reporting person are assumed to be converted or exercised.

PROPOSAL ONE
ELECTION OF DIRECTORS

Our company's by-laws provide that the board of directors shall consist of not more than nine members. At the annual meeting, nine directors are to be elected to the board of directors, each to hold office until the 2006 annual meeting or until his successor is elected and qualified. The persons named as proxies in the enclosed proxy card, who have been designated by the board of directors, unless otherwise instructed in such proxy, intend to vote the shares represented by the proxy for the election of the nominees listed in the table below for the office of director of our company. The nominees have been proposed by the board of directors. If any such nominee should become unavailable for election, the persons named as proxies intend to vote for such substitute nominee as may be proposed by the board of directors, unless otherwise instructed in such proxy. No circumstances are now known, however, that would prevent any of the nominees from serving and the nominees have agreed to serve if elected.

The information appearing below with respect to the business experience during the past five years of each nominee for director, directorships held and age has been furnished by each director as of February 28, 2005. All of the nominees are presently directors of our company.

Nominee	Age	Present Office(s) Held In our Company	Director Since
Richard L. Bowers	62	President and Chief Executive Officer	1999
John J. Buckley	49	None	2004
W. Craig Epperson	62	None	1999
David A. Hartman	68	None	2001
Douglas A. Hartman	37	None	2001
Lim Si Boon	38	None	2000
Thomas W. Pauken	61	None	1999
Bernard A. Paulson	76	Chairman of the Board	1992
Tan Chin-Yong, Ph.D.	40	None	2001

The following information regarding the principal occupations and other employment of the nominees during the past five years and their directorships in certain companies is as reported by the respective nominees:

Richard L. Bowers, age 62, has served as a director of our company since 1999, and was elected president and chief executive officer of our company in May 2001. In 1995, Mr. Bowers was elected director of Environmental Analytics, Inc., a Houston, Texas based environmental services business, of which Mr. Bowers is also an owner.

John J. Buckley, CPA, MBA, age 49, was appointed to the board by a majority of independent directors in March, 2004. Mr. Buckley was elected general partner of Buckley and Associates, L.L.P. in 1991. Mr. Buckley is currently a director of American Bank, a Corpus Christi, Texas based bank since 2000. From 1994-1999, he served on the board of the Young Men's Christian Association, and, from 1993 to 1999, he served on the board of Paloma Broadcasting local owners of rights to Fox Broadcasting and Telemundo.

W. Craig Epperson, age 62, has served as a director of our company since 1999. Mr. Epperson became president and managing partner of Crane Inspection & Certification Bureau LLC in 1999. He was elected executive vice president and co-owner of The Automation Group, Inc., a Houston, Texas based energy services business as well as president and co-owner of Compass Staffing, Inc. in 1997.

David A. Hartman, age 68, has served as a director of our company since 2001. Mr. Hartman has been Chairman and CEO of the Hartman Foundation Inc. and Hartman & Associates, Inc. since 1999 and 1988 respectively. Mr. Hartman also serves as a director of several foundations and private companies. The D and CH Trust acquired 500,000 convertible debentures and 100,000 shares of common stock in our company's private placement on April 5, 2001. Pursuant to a written agreement in connection with this transaction, The D and CH Trust was permitted to designate one person as a director of our company, and Mr. Hartman was selected. David A. Hartman is the father of Douglas M. Hartman.

Douglas M. Hartman, MBA, age 37, has served as a director of our company since 2001. Mr. Hartman has served as president and chief operating officer of Hartman Foundation Inc. and Hartman & Associates, Inc. since 1999. He also served as vice president of Hartland Bank, N.A., from 1995-1999. The Douglas MacDonald Hartman Family Irrevocable Trust acquired 500,000 convertible debentures and 100,000 shares of common stock in our company's private placement on April 5, 2001. Pursuant to a written agreement, The Douglas MacDonald Hartman Family Irrevocable Trust was permitted to designate one person as a director of our company, and Mr. Hartman was selected.

Lim Si Boon, age 38, has served as a director of our company since 2000. Mr. Lim also has served as director of TOR Minerals (M) Sdn. Bhd. since 1999, director of Megamin Ventures Sdn. Bhd. since 2000. Mr. Lim also serves on the board of a number of private companies.

Thomas W. Pauken, Esq, age 61, has served as a director of our company since 1999. Mr. Pauken is a member of the Board of Tutogen Medical, Inc. since June 2000. Mr. Pauken has been President of TWP, Inc. since 1990.

Bernard A. Paulson, age 76, has served as a director of our company since 1992. Mr. Paulson has served as chairman of the board of our company since May 2001. Since 1996, Mr. Paulson has served as chairman of The Automation Group, Inc. In 1999, Mr. Paulson was elected director, Orion Refining Corporation. From 1981 to 1988, Mr. Paulson served as president of Koch Refining Company.

Tan Chin-Yong, Ph.D., age 40, has served as a director of our company since 2001. Dr. Tan has also served as director of Revox Electronics Sdn. Bhd. and Revox (Asia) Pte. Ltd. since 1998, served as a director of AUZ Corporation Sdn Bhd Property Development since 2002, and has served as a director to TOR Minerals (M) Sdn. Bhd. since 2001. Dr. Tan has served as a director of Meru Valley Resort Bhd. since 1999, and also serves on the board of a number of private companies.

Directors' Attendance and Independence

During the year ended December 31, 2004, there were four regularly scheduled meetings of the board of directors. No incumbent director attended less than 100% of the aggregate of all meetings of the board of directors and of the committees of the board of directors on which such director served. The board of directors has no formal policy regarding director attendance at the annual meeting; however, the 2004 annual meeting of shareholders was attended by all of the company's directors, which includes all of the nominee directors who were appointed to the Board in May 2004.

The board of directors consists of a majority of independent directors as such term is defined in the Nasdaq Stock Market Marketplace Rules. The board of directors has determined that Messrs. Buckley, Epperson, David Hartman, Douglas Hartman, Lim, Pauken, Paulson and Tan are independent.

Directors' Compensation

Non-employee members of the board of directors are compensated by our company for board meetings attended in the amount of $1,000, and a quarterly retainer of $1,500 with the chairman receiving an additional $500 per quarter. All directors are reimbursed for their reasonable travel expenses incurred in attending meetings of the board of directors or any committee of the board of directors or otherwise in connection with their service as a director. Additionally, compensation of $500 is paid to the non-employee directors for each committee meeting attended. On November 19, 2004, the directors approved an increase in the fee for the Audit Committee chairman to $1,000 for each committee meeting beginning in 2005.

Our 2000 Incentive Plan provides that each non-employee director of our company will automatically be granted a non-qualified option for 2,500 shares of common stock under the 2000 Incentive Plan on the first business date after each annual meeting of stockholders of our company. Each option so granted to a non-employee director has an exercise price per share equal to the fair market value of the common stock on the date of grant of such option. Each such option will be fully exercisable at the date of grant and will expire upon the tenth anniversary. On May 17, 2004, Messrs. Epperson, Hartman, Hartman, Lim, Pauken, Paulson and Dr. Tan were each granted options to purchase 2,500 shares at the per share exercise price of $4.26, none of which were exercised during fiscal 2004.

Employee directors receive no additional compensation for service on the board of directors or on committees of the board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Officers, directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish our company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, our company believes that during the fiscal year ended December 3l, 2003, all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

Committees of the Board

The board of directors has three standing committees: an Audit Committee, Compensation and Incentive Plan Committee and an Executive Committee.

Audit Committee

The Audit Committee is composed of four outside directors and operates under a written charter adopted by the board of directors according to the rules and regulations of the Securities and Exchange Commission and the Nasdaq Stock Market Marketplace rules. A copy of the charter may be found on the Company's website www.torminerals.com. The Audit Committee members are Messrs. Buckley, Epperson, Douglas Hartman (Chairman) and Dr. Tan. all of which are independent as defined under applicable Nasdaq Stock Market Marketplace rules. The board of directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, the board of directors has determined that Douglas M. Hartman meets the Securities and Exchange Commission's definition of an "audit committee financial expert" and is independent under the applicable rules of the Securities and Exchange Commission. The Audit Committee met four times in 2004.

The Audit Committee is the communication link between the board of directors and our independent auditors. In addition to recommending the appointment of the independent auditors to the board of directors, the Audit Committee reviews the scope of the audit, the accounting policies and reporting practices, internal control, compliance with our policies regarding business conduct and other matters as deemed appropriate.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to our company's audited consolidated financial statements for the fiscal year ended December 31, 2004, which include the consolidated balance sheets of our company as of December 31, 2004, and 2003, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2004. The information contained in this report shall not be deemed to be "soliciting material" or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that our company specifically incorporates it by reference in such filing.

Review with Management

The Audit Committee has reviewed and discussed our company's audited consolidated financial statements with management.

Review and Discussions with Independent Accountants

The Audit Committee held four meetings in conjunction with the full board of directors during our company's fiscal year ended December 31, 2004. In July 2004, the Audit Committee accepted the resignation of Ernst & Young LLP, our company's previous independent accountants, and engaged UHY Mann Frankfort Stein & Lipp CPAs, LLP, effective August 16, 2004, to act as the new principal independent accountant for our company and its subsidiaries. The Audit Committee has discussed with UHY Mann Frankfort Stein & Lipp CPAs, LLP the matters required to be discussed by AU Section 380 (Codification of Auditing Standards) that includes, among other items, matters related to the conduct of the audit of our company's consolidated financial statements.

The Audit Committee has received written disclosure in a letter from UHY Mann Frankfort Stein & Lipp CPAs, LLP confirming their independence from our company and our related entities within the meaning of the Securities Acts administered by the Securities and Exchange Commission and has discussed with UHY Mann Frankfort Stein & Lipp CPAs, LLP their independence from our company.

Based on the review and discussions referred to above, and subject to ratification by the stockholders, the Audit Committee recommended to the board of directors that UHY Mann Frankfort Stein & Lipp CPAs, LLP be reappointed as the independent auditors for the year 2005 and that our company's audited consolidated financial statements be included in our company's annual report on Form 10-KSB for the fiscal year ended December 31, 2004.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

JOHN J. BUCKLEY	W. CRAIG EPPERSON	DOUGLAS A. HARTMAN	TAN CHIN YONG

Disclosure on Fees

Audit Fees

Ernst & Young LLP ("E&Y") was our principal auditor until August 16, 2004. We subsequently engaged UHY Mann Frankfort Stein & Lipp CPAs, LLP ("UHY"). Fees for audit services for the years ended December 31, 2003 and December 31, 2004 were approximately $186,802 and $197,000, respectively. For 2004, we paid E&Y $76,194. The estimated costs to complete the 2004 audit are approximately $121,000 based on our engagement letter with UHY. The audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, consents, assistance with and review of documents filed with the SEC, and accounting and financial reporting consultations and research work necessary to comply with accounting principles generally accepted in the United States of America.

Audit-Related Fees

We incurred audit-related fees of $9,632 for the year ended December 31, 2004 in connection with review and consultation on our placement of common and preferred stock in early 2004. The fees were paid to E&Y, who was our principal auditor prior to August 16, 2004. There were no audit-related fees for the year ended December 31, 2003.

Tax Fees

We incurred tax related fees for the years ended December 31, 2003, and 2004 of approximately $6,950 and $19,750, respectively. For 2003, we paid E&Y $6,950, and for 2004, we paid E&Y $9,750. The estimated tax fees for UHY to prepare the 2004 tax returns are $10,000. Tax fees include professional services provided for tax compliance, tax advice, tax planning and tax audits.

All Other Fees

There were no other fees during fiscal years 2004 and 2003.

Pre-Approval Policy

The Audit Committee has pre-approved audit related and non-audit services not prohibited by law to be performed by the company's independent auditors and associated fees up to a maximum non-audit service of $25,000. The term of the pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve a service not included in the general pre-approval and any proposed services exceeding pre-approved cost levels or budgeted amounts, provided that the Chairman shall report any decisions to pre-approve such audit related or non-audit services and fees to the full Audit Committee at its next regular meeting.

Compensation and Incentive Plan Committee

The Compensation and Incentive Plan Committee is composed entirely of disinterested non-employee directors consisting of Messrs. David Hartman, Pauken (Chairman) and Lim, all of whom are independent directors as defined in the Nasdaq Stock Market Marketplace rules. The Compensation and Incentive Plan Committee met four times in 2004.

The Compensation and Incentive Plan Committee formulates and presents to the board of directors recommendations as to the base salaries for all officers of our company. The Compensation and Incentive Plan Committee specifically reviews, approves, and establishes the compensation for the President and Chief Executive Officer. This committee is authorized to select persons to receive awards under our company's 2000 Incentive Plan, to determine the terms and provisions of the awards, if any, the amount of the awards, to review persons selected for bonuses and otherwise administer our company's 2000 Incentive Plan to the full extent provided in such Incentive Plan.

Executive Committee

Since September 2002, our company has had an Executive Committee composed of Messrs. Richard Bowers, David Hartman, chairman, Bernard Paulson, Thomas Pauken and Dr. Tan Chin Yong to advise the president and chief executive officer in matters of capital debt, contract negotiations and other situations that may arise. The committee met once in 2004.

Nomination of Directors

The company does not have a standing nominating committee or a committee performing similar functions. The board of directors believes that it is appropriate for the company not to have such a committee because director nominees have historically been selected by the board of directors, eight members of which are considered independent. In accordance with the Nasdaq Stock Market Marketplace rules, a majority of the company's independent directors will recommend director nominees for the board's selection. Because the company does not maintain a standing nominating committee, it has no written charter; however, the company has adopted the nomination policy described in this section by board resolution.

The board of directors has no minimum qualifications that nominees must meet in order to be considered. In the fulfillment of their responsibilities to identify and recommend to the board of directors individuals qualified to become board members, the independent directors will take into account all factors they consider appropriate, which may include experience, accomplishments, education, understanding of the business and the industry in which it operates, specific skills, general business acumen and the highest personal and professional integrity. Generally, the independent directors will first consider current board members because they meet the criteria listed above and possess an in depth knowledge of the company, its history, strengths, weaknesses, goals and objectives. This level of knowledge has proven very valuable to the company. All nominees to the board were approved by a majority of the company's independent directors.

The independent directors will consider stockholder recommendations for candidates to serve on the board of directors. In order to provide the independent directors time to evaluate candidates prior to submission to the stockholders for vote at the Annual Meeting, stockholders desiring to recommend a candidate must submit a recommendation to the Secretary of the company at the company's corporate office by February 14, 2006. The recommendation must contain the following: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by a majority of independent directors and (v) the consent of each nominee to serve as a director of the company if so elected.

Stockholder Communication with the Board of Directors

The board of directors has adopted a formal policy by which stockholders may communicate with members of the board of directors by mail addressed to an individual member of the board, to the full board, or to a particular committee of the board, at the following address: c/o Corporate Secretary, TOR Minerals, Inc. 722 Burleson Street, P.O. Box 2544, Corpus Christi, Texas 78403. This information is also available on the company's website at www.torminerals.com.

Code of Ethics

The company has adopted a Code of Ethics and Business Conduct that applies to all directors and employees, including the company's principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Ethics and Business Conduct may be found on our website at www.torminerals.com.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

EXECUTIVE COMPENSATION

The following table sets forth information concerning cash compensation paid by the Company to the President and Chief Executive Officer, the Executive Vice President, the Senior Vice President and Vice President:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Long Term Compensation Options/SARs(#)	All Other Compensation ($)
Richard L. Bowers
President and Chief Executive Officer	2004	150,000		20,000(1)	-0-
President and Chief Executive Officer	2003	150,000		100,000	-0-
President and Chief Executive Officer	2002	110,000		-0-	-0-
Dr. Olaf Karasch
Executive Vice President Operations	2004	197,200		-0-	13,000(2)
Executive Vice President Operations	2003	140,000		100,000	13,000(2)
Executive Vice President Operations	2002	140,000		-0-	12,522(2)
Lawrence W. Haas
Chief Financial Officer and Treasurer	2004	110,000		-0-	-0-
Chief Financial Officer and Treasurer	2003	23,268(5)		100,000	-0-
Mark J. Schomp
Vice President Marketing and Sales	2004	133,280		-0-	6,000(3)
Vice President Marketing and Sales	2003	130,000		100,000	6,230(3)
Vice President Marketing and Sales	2002	124,770		-0-	6,000(3)
(1)	In January 2004, Mr. Bowers was granted 20,000 options at an exercise price of $2.21.
(2)	Includes life insurance and automobile expenses.
(3)	Car allowance.

Option/SAR Grants in Last Fiscal Year

Name	Number of Securities Underlying Options/SARs Granted (#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or base price ($/Share)	Expiration Date
Richard L. Bowers	20,000	15.1	2.21	01/01/2014

(1)	Options granted on January 1, 2004, were fully vested.

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values

Name	Shares Acquired or Exercised (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY- End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/ SARs at FY-End ($) Exercisable/ Unexercisable
Richard L. Bowers	49,500	178,075	82,500/38,000	308,420/181,685(1)
Lawrence W. Haas	0	0	20,000/80,000	11,800/47,200(2)
Olaf Karasch	21,500	95,275	53,500/50,000	206,760/199,200(3)
Mark J. Schomp	0	0	75,000/50,000	298,800/199,200(4)

(1)

Value is stated based on the closing price of $5.97 per share of our company's common stock on Nasdaq SmallCap Market on December 31, 2004, less exercise of 38,000 @ $2.21 per share and 44,500 @ $2.25 per share.

(2)	Value is stated based on the closing price of $5.97 per share of our company's common stock on Nasdaq SmallCap Market on December 31, 2004, less exercise of 20,000 @ $5.38 per share.
(3)

Value is stated based on the closing price of $5.97 per share of our company's common stock on Nasdaq SmallCap Market on December 31, 2004, less exercise of 48,500 @ $2.21 per share and 5,000 @ $1.09 per share.

(4)

Value is stated based on the closing price of $5.97 per share of our company's common stock on Nasdaq SmallCap Market on December 31, 2004, less exercise of 60,000 @ $2.21 per share and 15,000 @ $1.09 per share

Security Ownership of Management

The following table sets forth the number of shares of our company's common stock beneficially owned by each director and nominee for director and each named executive officer of our company, and all directors and executive officers of our company as a group as of March 21, 2005.

	Amount of Common Stock Beneficially Owned	Percent of Class	Amount of Preferred Stock Beneficially Owned	Percent of Class
Richard L. Bowers	185,400(2)	2.3%	--	--
John J. Buckley	2,500(3)	*	--	--
W. Craig Epperson	62,380(4)	*	--	--
David A. Hartman	617,500(5)	7.9%	--	--
Douglas M. Hartman	617,500(6)	7.9%	--	--
Lawrence W. Haas	20,000(7)
Olaf Karasch	50,000(8)	*	--	--
Si Boon Lim	10,000(9)	*	--	--
Thomas W. Pauken	85,750(10)	1.1%	5,000	2.5%
Bernard A. Paulson	1,209,374(11)	15.5%	--	--
Mark J. Schomp	99,000(12)	*	--	--
Chin-Yong Tan	19,500(13)	*	--	--
All directors and three executive officers as a group (12 persons*)	2,978,904(14)	36.4%	5,000	2.5%

*	Indicates ownership of less than 1% of our common stock.
(1)	Unless otherwise indicated, each person has sole voting and investment power over the shares indicated and their address is 722 Burleson Street, Corpus Christi, TX 78402
(2)

Includes options to acquire 82,500 shares that are subject to stock options exercisable at or within sixty days of March 21, 2005, 20,000 shares held by Mr. Bower's spouse. Mr. Bowers disclaims beneficial ownership in such shares.

(3)	Includes options to acquire 2,500 shares that are subject to stock options exercisable at or within sixty days of March 21, 2005.
(4)	Includes options to acquire 22,500 shares that are subject to stock options per share exercisable at or within sixty days of March 21, 2005.
(5)	Includes options to acquire 17,500 shares that are subject to stock options exercisable at or within sixty days of March 21, 2005.
(6)	Includes options to acquire 17,500 shares that are subject to stock options exercisable at or within sixty days of March 21, 2005
(7)	Includes options to acquire 20,000 shares that are subject to stock options exercisable at or within sixty days of March 21, 2005.
(8)	Includes options to acquire 50,000 shares that are subject to stock options exercisable at or within sixty days of March 21, 2005.
(9)

Includes options to acquire 10,000 shares that are exercisable at or within sixty days of March 21, 2005. Mr. Lim is the son of Dato K. K. Lim, who is the controlling shareholder of Megamin Ventures Sdn Bhd, which owns 8.2% of our company's common stock. Mr. Lim is additionally a director of Megamin Ventures Sdn Bhd, but disclaims all beneficial interest in such shares.

(10)

Includes options to acquire 47,500 shares that are subject to stock options exercisable or at within sixty days of March 21, 2005. Mr. Pauken's shares of the Company's Series A Convertible Preferred Stock are convertible at any time into .84 shares of common stock.

(11)

Includes (A) 1,109,074 shares held for the account of Paulson Ranch, Ltd. (B) 70,300 shares held for Mr. Paulson's account of which 18,700 shares are held by his wife, and (C) options to acquire 30,000 shares that are subject to stock options exercisable at or within sixty days of March 21, 2005, held for Mr. Paulson's account.

(12)	Includes options to acquire 75,000 shares that are subject to stock options that are exercisable at or within sixty days of March 21, 2005.
(13)

Includes options to acquire 17,500 shares that are subject to stock options exercisable at or within sixty days of March 21, 2005. Dr. Tan is the son-in-law of Dato K. K. Lim, who is the controlling shareholder of Megamin Ventures Sdn. Bhd., which owns 8.2% of our company's common stock. Dr. Tan disclaims all beneficial interest in such shares.

(14)	Includes 392,500 shares which directors and named executive officers as a group have the right to acquire pursuant to stock options at or within sixty days of March 21, 2005.

CERTAIN TRANSACTIONS

Our company raised $1,000,000 through the placement of convertible preferred stock and $2,500,000 in January 2004 through a private placement of common stock. The proceeds of the private placement were used to pay amounts owed under the Company's domestic line of credit, related party loans from David Hartman and Douglas Hartman and for working capital purposes. In the private placement, our company issued 526,316 shares of its common stock to existing shareholders and new institutional holders at a price of $4.75 per share. The company agreed to prepare and file with the Securities and Exchange Commission a registration statement with respect to the issuance of the shares of common stock from the private placement, which was declared effective in October 2004.

Our company issued 200,000 shares of convertible preferred stock at a price of $5.00 per share. The convertible preferred stock has a six percent coupon rate, and each preferred share is convertible into 0.84 shares of common stock and is redeemable at the option of our company after two years. Terms of the convertible preferred stock were agreed to in arms length negotiations with the investors. Thomas W. Pauken, one of our company's directors, purchased 5,000 shares of our convertible preferred stock in the placement.

We entered into a loan and security agreement on April 5, 2001 with the Company's Chairman of the Board, Bernard Paulson, a 15.5% shareholder, through Paulson Ranch, Ltd.  Paulson Ranch made a loan to TOR in the amount of $600,000 with an interest rate of 10.0%.  The loan, which is subordinate to Bank of America, N.A., is secured by the Company's assets.  The principal balance outstanding on December 31, 2003 was $230,735.  On February 6, 2004, we paid the outstanding principal balance of $230,735 to Paulson Ranch.

On December 12, 2003, we entered into a loan and security agreement with the Company's Chairman of the Board, Bernard Paulson through the Paulson Ranch, Ltd., under which Paulson Ranch made a loan to TOR in the amount $500,000 with a variable interest rate of 4% per annum above the "Wall Street Journal Prime Rate".  The loan, which is subordinate to Bank of America, N.A. and to the April 5, 2001 loan with Paulson Ranch, is secured by the Company's assets.  Principal is due and payable on or before February 15, 2005.  Accrued interest is paid monthly.  The principal balance outstanding on December 31, 2004 was $500,000.  The loan proceeds were used for working capital.  On February 1, 2005, this loan was extended under the same terms and conditions to February 15, 2006.

On December 12, 2003, we entered into a loan and security agreement with David Hartman, a member of our Board of Directors and a 7.9% shareholder, through The D & CH Trust, under which the D &CH Trust made a loan to TOR in the amount $250,000 with a variable interest rate of 4% per annum above the "Wall Street Journal Prime Rate".  The loan, which is subordinate to Bank of America, N.A. and to the April 5, 2001 loan with Paulson Ranch, is secured by the Company's assets.  We paid the outstanding principal balance of $250,000 and accrued interest to the D & CH Trust on February 6, 2004.  The loan proceeds were used for working capital.

On December 12, 2003, we entered into a loan and security agreement with Douglas Hartman, a member of our Board of Directors and a 7.9% shareholder, through The Douglas MacDonald Hartman Family Irrevocable Trust (the "Trust"), under which the Trust made a loan to the Company in the amount $250,000 with a variable interest rate of 4% per annum above the "Wall Street Journal Prime Rate".  The loan, which is subordinate to Bank of America, N.A. and to the April 5, 2001 loan with Paulson Ranch, is secured by the Company's assets.  We paid the outstanding balance of $250,000 and accrued interest to the Trust on February 6, 2004.  The loan proceeds were used for working capital.

 PROPOSAL TWO
NOTIFICATION OF APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANTS
FOR THE YEAR ENDING DECEMBER 31, 2005

Upon the recommendation of the Audit Committee, the board of directors has approved the retention of UHY Mann Frankfort Stein & Lipp CPAs, LLP, certified public accountants, to serve as independent auditors of our company for the year ending December 31, 2005, subject to ratification of such approval by our company's stockholders. Although stockholder ratification is not required for the selection of UHY Mann Frankfort Stein & Lipp CPAs, LLP, and although such ratification will not obligate the Company to continue the services of such firm, the board of directors is submitting the selection for ratification with a view towards soliciting the stockholders' opinion thereof, which may be taken into consideration in future deliberations. If the appointment is not ratified, the board of directors must then determine whether to appoint other auditors before the end of the current fiscal year, and in such case, stockholders' opinions would be taken into consideration. Representatives will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

In July 2004, the Audit Committee accepted the resignation of Ernst & Young LLP, our company's previous independent accountants, effective upon the completion of the quarterly review of the Company's fiscal quarter ending June 30, 2004, and engaged UHY Mann Frankfort Stein & Lipp CPAs, LLP, effective August 16, 2004, to act as the new principal independent accountant for our company and its subsidiaries. The reports of Ernst & Young LLP on the consolidated financial statements of our company for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles except for a modification as to uncertainty about our company's ability to continue as a going concern as described in the consolidated financial statements of our company for the fiscal year ended December 31, 2002. In connection with the audits of our company's consolidated financial statements for each of the two fiscal years ended December 31, 2002 and 2003 and in the subsequent interim periods, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto to the matter in their report.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF

UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP

AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 2005 FISCAL YEAR.

STOCKHOLDER PROPOSALS

Pursuant to various rules promulgated by the Securities and Exchange Commission, a stockholder that seeks to include a proposal in our company's proxy statement and form of proxy card for the 2006 annual meeting of the stockholders of our company must timely submit such proposal in accordance with Securities and Exchange Commission Rule 14a-8 to our company, addressed to Elizabeth K. Morgan, 722 Burleson Street, Post Office Box 2544, Corpus Christi, Texas 78403 no later than December 16, 2005 . Any stockholder proposal that is not submitted for inclusion in our company's proxy statement but is instead sought to be presented at the 2006 Annual Meeting must be delivered to or mailed and received by the Secretary at our principal executive office no later than March 1, 2006. The company's proxies will vote the shares represented by the proxies held by them in accordance with their judgment on such matters if (i) the proposal is received outside of the timeframe outlined above or (ii) the company receives timely notice of such proposal and advises its stockholders in its 2006 Proxy Statement about the nature of the matter and how management intends to vote.

With respect to business to be brought before the annual meeting, our company has not received any notices from stockholders that our company is required to include in this proxy statement.

TOR Minerals International, Inc.

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder(s) of TOR MINERALS INTERNATIONAL, INC., hereby constitutes and appoints RICHARD L. BOWERS and LAWRENCE W. HAAS or either of them, the true and lawful attorney-in-fact for the undersigned, with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, the common stock held of record by the undersigned on March 21, 2005 at the annual meeting of stockholders of our company to be held in the Marina View Room at the Omni Marina Hotel, Corpus Christi, Texas, at 9:00 a.m. local time, May 20, 2005 and at any adjournment(s) thereof in the transaction of the following business:

1.	To elect nine directors to hold office until the next annual election of directors or until their respective successors have been duly elected and shall have qualified.
	FOR ________	WITHHOLD AUTHORITY ________
	(all nominees listed below)	(all nominees listed below)

RICHARD L. BOWERS	JOHN J. BUCKLEY	W. CRAIG EPPERSON
DAVID A. HARTMAN	DOUGLAS M. HARTMAN	LIM SI BOON
THOMAS W. PAUKEN	BERNARD A. PAULSON	TAN CHIN YONG

INSTRUCTIONS TO WITHHOLD AUTHORITY TO VOTE FOR ANY ONE OR MORE NOMINEES, STRIKE THROUGH THE APPLICABLE NOMINEE(S) NAME.

2.	To ratify the appointment of UHY Mann Frankfort Stein & Lipp CPAs, LLP as independent auditors for 2005 by the board of directors.

FOR ________	AGAINST ________	ABSTAIN ________

3.	In their discretion, the above named persons are authorized to vote upon such other business as may come before the annual meeting or any adjournment(s) thereof.

FOR ________	AGAINST ________	ABSTAIN ________

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2

Please sign exactly as name appears on your stock certificate(s). When shares are held by joint tenants or tenants in common, both should sign below. When signing as attorney, executor, administrator, receiver, trustee or guardian, please so specify below. When signing as a corporation, please sign in full corporate name and have signed by the president or other duly authorized officer(s). If a partnership, please have signed in the partnership name by the authorized person(s).

Dated ______________, 2005

_______________________________

(Signature)

_______________________________

(Signature if held jointly)

PLEASE MARK, SIGN, DATE, AND RETURN THIS

PROXY CARD PROMPTLY USING THE ENCLOSED

ENVELOPE.